Exhibit (j)(1)

POWER OF ATTORNEY

TO SIGN REGISTRATION STATEMENTS

AND AMENDMENTS THERETO

The undersigned, duly elected directors of Steward Funds, Inc. ("Company"), hereby appoint Edward Jaroski, Richard Nunn, Olivia Adler and David Harris and each of them individually, as attorney-in-fact and agent to do any and all acts and things, and execute in their names any and all instruments, which said attorneys and agents may deem necessary or advisable to enable the Company to comply with the Investment Company Act of 1940, the Securities Act of 1933, any requirements of the Securities and Exchange Commission in respect thereof and any state securities laws, in connection with the registration under said Acts of the Company and the shares of the Company and the offerings of shares of the Company including specifically power and authority to sign their names to Post-Effective Amendments Nos. 86, 87 and 88 to be filed with the Securities and Exchange Commission under either of said Acts in respect to the Company and such shares of the Company and to file the same with the Securities and Exchange Commission; and the undersigned do hereby ratify and confirm all that said attorneys and agents, and each of them, shall do or cause to be done by virtue hereof. Any one of said agents and attorneys shall have, and may exercise, without the others, all the powers conferred hereby.

IN WITNESS WHEREOF, the undersigned have signed their names hereto as of the date indicated.

/s/ James F. Leary	Date: May 20, 2008
James F. Leary

/s/ Leonard B. Melley, Jr.	Date: May 20, 2008
Leonard B. Melley, Jr.

/s/ John R. Parker	Date: May 20, 2008
John R. Parker

/s/ Bernard J. Vaughan	Date: May 20, 2008
Bernard J. Vaughan

/s/ John M. Briggs	Date: May 20, 2008
John M. Briggs

12126355.1.BUSINESS 8/26/2008 11:30 AM